EXHIBIT 23(b)


                              Arthur Anderson LLP







                    Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, related to The Southern Company Employee Savings Plan, of our reports dated February 21, 1996 on the financial statements of The Southern Company and the related financial statement schedule included in The Southern Company's Form 10-K for the year ended December 31, 1995, our report dated May 2, 1996, included in The Southern Company Employee Savings Plan's Form 11-K for the year ended December 31, 1995 and to all references to our Firm included in this registration statement.


/s/Arthur Anderson LLP



Atlanta, Georgia
July 1, 1996